Exhibit 23.1

KPMG Auditores Independentes

Rua Arq. Olavo Redig de Campos, 105 - 12º Andar - Torre A

São Paulo, SP, CEP 04711-904

Phone: +55(11) 3940-5356

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated:

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June 11, 2020 with respect to the combined carve-out statements of financial position of Vasta Platform Limited (Successor) as of December 31, 2019 and 2018 and the combined carve-out statements of profit or loss and other comprehensive income, statement of changes in parent’s net investment, and statement of cash flows for the year ended in December 31, 2019 and for the period from October 11, 2018 to December 31, 2018, and the related notes;

•

February 20, 2020 with respect to the combined carve-out statements of financial position of Somos - Anglo (Predecessor) as of December 31, 2017 and January 1, 2017, the related combined carve-out statements of profit or loss and other comprehensive income, statement of changes in parent’s net investment, and statement of cash flows for the period from January 1, 2018 to October 10, 2018 and the year ended December 31, 2017, and the related notes;

•

February 20, 2020 with respect to the carve-out statements of financial position of Pitágoras (Predecessor) as of December 31, 2017 and January 1, 2017, the related carve-out statements of profit or loss and other comprehensive income, statement of changes in parent’s net investment, and statement of cash flows for the period from January 1, 2018 to October 10, 2018 and the year ended December 31, 2017, and the related notes

All of which are included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG Auditores Independentes

São Paulo, São Paulo

July 3, 2020